UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Performant Healthcare, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PERFORMANT HEALTHCARE, INC.

SUPPLEMENT TO PROXY STATEMENT FOR
THE SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON OCTOBER 17, 2025

October 3, 2025

Explanatory Note

As previously announced, on July 31, 2025, Performant Healthcare, Inc. (the “Company” or “Performant”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Continental Buyer, Inc., a Delaware corporation (“Parent” and, together with its direct and indirect parent entities and subsidiaries, “Machinify”), and Prevail Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). The Merger Agreement provides that, on the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent.

On August 28, 2025, Performant filed a preliminary proxy statement (the “Preliminary Proxy Statement”) and on September 10, 2025, Performant filed a definitive proxy statement (the “Proxy Statement”) for a Special Meeting of Shareholders (the “Special Meeting”) to be held at 9:00 a.m., Eastern Time on Friday, October 17, 2025. This supplement (this “Supplement”) to the Proxy Statement supplements the Proxy Statement as filed and should be read in conjunction with the Proxy Statement.

Following the announcement of the proposed Merger, and as of the date of this Supplement, two purported shareholders of Performant filed complaints alleging that the Proxy Statement omitted or misstated material information with respect to the proposed Merger and seeking corrective disclosures and other equitable and legal relief. The complaints are entitled Jones v. Performant Healthcare, Inc., et al., No. 655683/2025 (N.Y. Sup. Ct. filed Sept. 24, 2025), and Wright v. Performant Healthcare, Inc., et al., No. 655719/2025/2025 (N.Y. Sup. Ct. filed Sept. 25, 2025) (the “Complaints”). Ten other purported shareholders of Performant have sent demand letters to the Company making allegations and demands similar to those in the Complaints. It is possible that other complaints will be filed or demand letters received. The Company believes that the alleged omissions and misstatements are immaterial and that no further disclosure is required by applicable statute, rule, regulation, or law beyond that already contained in the Proxy Statement.

However, solely in order to avoid the risk that the Complaints or the demand letters may delay or otherwise adversely affect the consummation of the proposed Merger, and to minimize the expense and distraction of defending against the Complaints or any potential lawsuit that may arise as a result of the demand letters, the Company has determined to voluntarily make certain supplemental disclosures to the Proxy Statement as set forth below. Nothing in this Supplement shall be deemed an admission of the legal necessity or materiality under applicable laws of the supplemental disclosures. To the contrary, the Company specifically denies any and all allegations that any additional disclosure was or is required. The Company’s board of directors continues to recommend unanimously that you vote “FOR” the proposals being considered at the Special Meeting.

The information contained herein and in the supplemental disclosures should be read in conjunction with the Proxy Statement, which should be read in its entirety, along with periodic reports and other information Performant has filed with the U.S. Securities and Exchange Commission (the “SEC”). To the extent that the information set forth herein differs from or updates information contained in the Proxy Statement, the information set forth herein shall supersede or supplement the information in the Proxy Statement. All page references below are to pages in the Proxy Statement, and terms used below, unless otherwise defined herein, have the meanings given to such terms in the Proxy Statement. Paragraph references used herein refer to the Proxy Statement before any additions or deletions resulting from the supplemental disclosures. The information contained herein speaks only as the date of this Supplement, unless the information indicates another date applies. Except as specifically noted herein, the information set forth in the Proxy Statement remains unchanged.

This Supplement supplements and updates the disclosures in the Proxy Statement as follows (new text is underlined; deleted text is lined-out):

•	Under “THE MERGER—Background of the Merger” on page 32, replace the paragraph starting with “On April 10, 2025” with the following:

On April 10, 2025, the Company entered into a non-disclosure and confidentiality agreement with Machinify, which included a customary 18-month standstill provision and restricted Machinify from publicly asking Performant to amend or waive the standstill provision, such standstill provision terminating immediately upon Performant’s entry into certain fundamental transactions, including the Merger Agreement.

•	Under “THE MERGER—Background of the Merger” on page 33, replace the paragraph starting with “On April 16, 2025” with the following:

On April 16, 2025, the Company entered into non-disclosure and confidentiality agreements with Party A and Party C, which included customary 18-month standstill provisions and restricted Party A (but not Party C) from publicly asking Performant to amend or waive its standstill provision, both standstill provisions terminating immediately upon Performant’s entry into certain fundamental transactions, including the Merger Agreement. The standstill provisions did not restrict Party A or Party C from submitting a potential topping bid for the Company.

•	Under “THE MERGER—Background of the Merger” on page 34, replace the paragraph starting with “On May 4, 2025” with the following:

On May 4, 2025, the Company entered into a non-disclosure and confidentiality agreement with Party B, which included a customary 18-month standstill provision and restricted Party B from publicly asking Performant to amend or waive the standstill provision, such standstill provision terminating immediately upon Performant’s entry into certain fundamental transactions, including the Merger Agreement. The standstill provisions did not restrict Party B from submitting a potential topping bid for the Company.

•	Under “THE MERGER—Background of the Merger” on page 35, replace the paragraph starting with “On June 12, 2025” with the following:

On June 12, 2025, the Company entered into a non-disclosure and confidentiality agreement with Party X, which included a customary 18-month standstill provision and restricted Party X from publicly asking Performant to amend or waive the standstill provision, such standstill provision terminating immediately upon Performant’s entry into certain fundamental transactions, including the Merger Agreement. The standstill provisions did not restrict Party X from submitting a potential topping bid for the Company.

•	Under “THE MERGER—Opinion of Truist Securities, Inc.” on page 46, replace the paragraph starting with “Taking into account the results of the selected transactions analysis” with the following:

Taking into account the results of the selected transactions analysis, Truist applied a selected range of 12.8x to 21.2x to the Company’s LTM EBITDA as provided by Company management for the period ending May 31, 2025, and 1.2x to 2.1x to the Company’s LTM Revenue as provided by Company management for the period ending May 31, 2025. The selected transactions analysis indicated an implied value reference range of $1.78 to $2.93 per Company Share based on the Company’s LTM EBITDA of $11.8 million and $1.94 to $3.27 per Company Share based on the Company’s LTM Revenue of $132.3 million, in each case as compared to the Merger Consideration of $7.75 per Company Share in the Merger pursuant to the Merger Agreement and the $3.63 closing price per Company Share on July 25, 2025.

•	Under “THE MERGER—Opinion of Truist Securities, Inc.” on pages 46-47, replace the paragraph starting with “Truist performed a discounted cash flow analysis” with the following:

Truist performed a discounted cash flow analysis of the Company by calculating the estimated net present value of the projected unlevered, after-tax free cash flows of the Company based on the Projections. Truist applied a range of perpetuity growth rates of 3.00% to 5.00%, which were selected by Truist based on its experience and professional judgment, and discount rates ranging from 12.25% to 15.25%, which were selected based on Truist’s experience and professional judgement and an estimate of Performant’s weighed average cost of capital. The discounted cash flow analysis indicated an implied value reference range of $4.26 to $7.16 per Company Share, as compared to the Merger Consideration of $7.75 per Company Share in the Merger pursuant to the Merger Agreement and the $3.63 closing price per Company Share on July 25, 2025. The discounted cash flow analysis indicated an implied enterprise value reference range for the Company of approximately $367 million to $617 million. Additionally, solely for informational purposes, Truist calculated the implied terminal multiple of LTM EBITDA, which ranged from 5.1x to 8.6x.

 Important Information

In connection with the solicitation of proxies, the Company filed the Proxy Statement on September 10, 2025 with the SEC. Performant shareholders can access the Proxy Statement and other proxy materials and vote at www.virtualshareholdermeeting.com/PHLT2025SM. PERFORMANT SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT SOLICITATION MATERIALS FILED BY THE COMPANY WITH THE SEC BEFORE MAKING ANY VOTING OR INVESTMENT DECISION BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION. In addition, the Company files annual, quarterly, and current reports with the SEC. These reports can be obtained free of charge at the SEC’s web site at www.sec.gov or from the Company’s website https://performanthealthcare.com/investors/financials/sec-filings/. Performant’s website address is provided as inactive textual reference only. Information contained on Performant’s website is not incorporated by reference into this Supplement, and you should not consider information contained on that website as part of this Supplement.

Forward-Looking Statements

This Supplement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements regarding the following: the anticipated benefits of the proposed Merger, including future plans, objectives, expectations, and intentions; Performant’s potential or projected future financial performance and expenditures; and other expectations and estimates or statements which are not historical facts. Forward-looking statements can be identified by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “foresee,” “intend,” “may,” “plan,” “project,” “should,” “will,” “would,” and the negative of these terms or other similar expressions. These forward-looking statements are based upon information currently available to Performant and are subject to risks, uncertainties, and other factors that could cause actual results to vary materially from those expressed in, or implied by, these forward-looking statements. Important factors that could cause actual results to vary materially from the results referred to in the forward-looking statements in this Supplement include the risks noted in the section entitled “CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS” beginning on page 21 of the Proxy Statement, as well risks related to potential future claims or litigation in connection with the proposed Merger and the potential impact of the same on the timing and ability of the parties to consummate the proposed Merger, and expenses associated with the proposed Merger.

For a more detailed description of the risk factors associated with Performant, refer to Performant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, Performant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, and subsequent SEC filings by Performant. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this Supplement are made only as of the date of this Supplement, and Performant undertakes no obligation to update any forward-looking information contained in the Proxy Statement or this Supplement to reflect subsequent events or circumstances.